EXHIBIT 3.1
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                   ARTICLES OF AMENDMENT TO
               AMLI RESIDENTIAL PROPERTIES TRUST
             ARTICLES OF AMENDMENT AND RESTATEMENT

     Amli Residential Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of assessments and Taxation of Maryland ("SDAT") that:

     1. The Trust desires to and does amend its charter as currently in effect and as hereinafter provided.

     2. Article 5, Section 1 is hereby amended by deleting the following:

               "SECTION 1. NUMBER, TERMS, QUALIFICATION, COMPENSATION AND NAMES OF TRUSTEES. There shall be not less than three nor more than fifteen Trustees (referred to as the "Trustees" or the "Board of Trustees"). The number of Trustees shall be determined from time to time by resolution of the Trustees. Except for the initial terms of Class I and Class II Trustees, as set forth on Schedule A hereto, the term of office of each Trustee shall be three years and until the election and qualification of his successor. Trustees may succeed themselves in office. Trustees shall be individuals who are at least 21 years old and not under legal disability. No person shall qualify as a Trustee until he shall have agreed in writing to be bound by this Declaration of Trust. No Trustee shall be required to give bond, surety or securities to secure the performance of his duties or obligations hereunder. Whenever a vacancy in the number of Trustees shall occur, until such vacancy is filled as provided in Section 3 of this Article 5, the Trustees or Trustee continuing in office, regardless of their number, shall have all the powers granted to the Trustees and shall discharge all the duties imposed upon the Trustees by this Declaration of Trust. The Trustees shall receive such fees for their services and expenses as they shall deem reasonable and proper. Immediately after the closing of the Initial Public Offering (as such term is defined in Article 3), the Board of Trustees shall include a majority of Trustees ("Disinterested Trustees") who are not affiliated with Amli Realty Co., a Delaware corporation, and its affiliates and successors.

                    The Trustees shall be divided into three classes,
               designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Trustees constituting the entire board of Trustees. The initial Class I Trustees shall be elected for a one-year term, the initial Class II Trustees for a two-year term and the initial Class III Trustees for a three-year term. At each succeeding annual meeting of Shareholders, beginning with the annual meeting in 1995, successors to the class of Trustees whose term expires at that annual meeting shall be elected for a three-year term. If the authorized number of Trustees is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Trustees in each class as nearly equal as possible, and any additional Trustee of any class elected to fill a vacancy resulting from an increase in such class, subject to Section 3 of this Article 5, shall hold



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               office for a term that shall coincide with the remaining
               term of that class, but in no case will a decrease in the number of Trustees shorten the term of any incumbent Trustee. A Trustee shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation or removal from office. A majority of the entire Board of Trustees shall constitute a quorum for the transaction of business, PROVIDED that, if less than a majority of such Trustees are present at said meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice, and PROVIDED further that, if, pursuant to this Declaration of Trust or the Bylaws, the vote of a majority of a particular group of Trustees is required for action, a quorum must also include a majority of such group. The name, address and class of each of the initial Trustees (and all subsequent Trustees) shall be set forth on Schedule A attached hereto as it may be revised from time to time."

          and replacing it with the following:

               "SECTION 1. NUMBER, TERMS, QUALIFICATION, COMPENSATION AND NAMES OF TRUSTEES. There shall be not less than three nor more than fifteen Trustees (referred to as the "Trustees" or the "Board of Trustees"). The number of Trustees shall be determined from time to time by resolution of the Trustees. Trustees may succeed themselves in office. Trustees shall be individuals who are at least 21 years old and not under legal disability. No person shall qualify as a Trustee until he shall have agreed in writing to be bound by this Declaration of Trust. No Trustee shall be required to give bond, surety or securities to secure the performance of his duties or obligations hereunder. Whenever a vacancy in the number of Trustees shall occur, until such vacancy is filled as provided in Section 3 of this Article 5, the Trustees or Trustee continuing in office, regardless of their number, shall have all the powers granted to the Trustees and shall discharge all the duties imposed upon the Trustees by this Declaration of Trust. The Trustees shall receive such fees for their services and expenses as they shall deem reasonable and proper.

                    If the authorized number of Trustees is changed,
               any additional Trustee elected shall hold office until the next annual meeting of shareholders, but in no case shall a decrease in the number of Trustees constituting the Board shorten the term of any incumbent Trustee. A majority of the entire Board of Trustees shall constitute a quorum for the transaction of business, PROVIDED that, if less than a majority of such Trustees are present at said meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice, and PROVIDED further that, if, pursuant to this Declaration of Trust or the Bylaws, the vote of a majority of a particular group of trustees is required for action, a quorum must also include a majority of such group. The name, address and class of each of the Trustees (and all subsequent Trustees) shall be set forth on Schedule A attached hereto as it may be revised from time to time."

     3. The foregoing amendment has been duly advised by the Trust's Board of Trustees and approved by the Trust's shareholders in accordance with the applicable provisions of law.



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     4.   The undersigned President acknowledges these Articles of
Amendment to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.


     IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf as of __________ ____, 2005, by its President and attested to by its Secretary.


                              AMLI RESIDENTIAL PROPERTIES TRUST



                              By:
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                              Name:

                              Title: President



                              By:
                                   ------------------------------

                              Name:

                              Title: Secretary






































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